EXHIBIT 10.7

Division and Regional Presidents 2008 Bonus Plan

The Orleans Homebuilders, Inc. (the “Company”) Division and Regional Presidents 2008 Bonus Plan (the “Bonus Plan”), adopted on September 27, 2007, is first effective for the Company’s fiscal year ending June 30, 2008.

Payments to division and regional presidents under the Bonus Plan are calculated based upon two components: (1) a set percentage of net income before taxes and bonuses for each president’s region or division (as such net income may be adjusted by an amount determined by the Company’s Compensation Committee) and (2) the product of a calculation based on division or regional objectives and goals for the officer in question, which are determined on an individual basis and may include all or some of the following: the ability to manage a budget, new order levels, speculation home inventory levels, backlog, lot development, advertising, sales office expenses, sales commissions, warranty costs and general and administrative expenses.  Each participant in the Bonus Plan must obtain a minimum of 75% of an objective or goal for that objective or goal to be considered in the determination of the bonus payable pursuant to the second part of the bonus calculation.  To obtain the middle bonus payable for an objective or goal, the participant must meet at least 85% of the objective or goal and to obtain the maximum bonus payable for an objective or goal, the participant must meet 100% of the objective or goal.  The performance objectives and personal goals are set at a level that is projected to be attainable.

The Compensation Committee may increase or decrease bonuses, as it deems prudent given the totality of the circumstances surrounding a particular bonus award.  Payments pursuant to the Bonus Plan are subject to a $1,000,000 limitation on the aggregate compensation (salary, bonus and other compensation) to any one participant during any fiscal year.